Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of June 29, 2012, is by and among Abrams Capital Management, L.P., Abrams Capital Management, LLC and David Abrams (collectively, the "Filers").

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to shares of Common Stock, par value $0.001 per share, of Wesco Aircraft Holdings, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week's prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

ABRAMS CAPITAL MANAGEMENT, L.P. By: Abrams Capital Management, LLC, its General Partner
By: /s/ David Abrams David Abrams, Managing Member
ABRAMS CAPITAL MANAGEMENT, LLC
By: /s/ David Abrams David Abrams, Managing Member
DAVID ABRAMS
By: /s/ David Abrams David Abrams, individually